PRESS RELEASE
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway N., Suite 200
Houston, Texas 77040

ALLEGIANCE BANCSHARES, INC.
ANNOUNCES HOUSTON FOOTPRINT EXPANSION

HOUSTON, Texas, November 26, 2018 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (“Allegiance”), the holding company of Allegiance Bank, today announced that it will expand its presence in the Houston-area market with the signing of a purchase agreement for a banking location in Sugar Land and the opening of a de novo bank office in the “EaDo” district, a redevelopment area on the east side of downtown Houston.

“We are very excited to further expand Allegiance Bank’s footprint, which strategically complements our existing bank office network in the strong Houston market,” said George Martinez, Chairman and Chief Executive Officer of Allegiance Bancshares. “We already have a solid presence across the city and its surrounding areas, but we see these expansions as an opportunity to expertly serve new clients in two rapidly growing markets. We have been working hard to ensure that our new Sugar Land customers experience a smooth transition to Allegiance and to help our experienced lending team get entrenched in the vibrant EaDo community. Both locations reflect our commitment to the Houston area and support our mission to provide highly personalized service to our customers in communities where they both live and work.”

Sugar Land Branch Acquisition
On November 20, 2018, Allegiance Bank signed a purchase agreement to acquire certain assets and assume the deposits of LoweryBank, the Sugar Land location of Huntington State Bank. The transaction, which includes approximately $15 million in deposits and $50 million in loans, is expected to close in the first quarter of 2019, pending other customary and regulatory approvals.  Allegiance Bank plans to consolidate its existing Sugar Land bank office into this new bank office location, which is less than one mile away.

EaDo District De Novo Branch
Additionally, Allegiance Bank received regulatory approval for a de novo bank office on the east side of downtown Houston, or “EaDo,” which is expected to open in the first half of 2020. The EaDo bank office will be less than two miles away from the heart of Houston’s central business district. EaDo is a low-to-moderate income rapidly growing area with numerous small- to medium-sized businesses that are in need of a community bank like Allegiance Bank that offers all of the financial products and services to help them succeed. The redevelopment of the EaDo area of Houston is attracting a new population of young residents and upscale professionals, including those of Allegiance Bank’s team of highly experienced lenders that have already began servicing the EaDo district.

About Allegiance Bancshares, Inc.
As of September 30, 2018, Allegiance was a $3.04 billion asset Houston, Texas-based bank holding company and operated 16 full-service bank offices and one loan production office in the Houston metropolitan area through its wholly owned subsidiary, Allegiance Bank. On October 1, 2018, Allegiance completed the acquisition of Post Oak Bancshares, Inc. surpassing $4.00 billion in assets and a total of 28 combined bank offices throughout the greater Houston metropolitan area and one in Beaumont, just outside of the Houston metropolitan area. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium sized businesses and individual customers. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors may include, but are not limited to, whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; continue to sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other risk factors are discussed under the caption “Risk Factors” in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in subsequent reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings. Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACT: Allegiance Bancshares, Inc.
ir@allegiancebank.com